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SCHEDULE 14A INFORMATION

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BANC OF CALIFORNIA, INC.

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Set forth below is a letter that Banc of California, Inc. submitted to Glass, Lewis & Co., LLC.:

May 29, 2017

Glass, Lewis & Co., LLC

One Sansome Street

Suite 3300

San Francisco, California 94104

Re:	Banc of California, Inc.

Ladies and Gentlemen:

In connection with its analysis of the matters to be submitted for stockholder vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Banc of California, Inc. (the “Company”), Glass Lewis has recommended a “Withhold” vote on the re-election of Halle J. Benett to the Board of Directors (the “Board”) of the Company. Although the Board appreciates the favorable recommendations as to all other matters to be submitted for stockholder action at the Annual Meeting, we would like to request your reconsideration of the “Withhold” recommendation regarding the re-election of Mr. Benett and hereby submit additional information that we trust you will find helpful in considering our request. This letter will be filed on May 30, 2017 with the Securities and Exchange Commission as additional definitive proxy soliciting materials.

In connection with your “Withhold” recommendation you referred to Mr. Benett’s status as an “affiliated” director under the internal polices of Glass Lewis by virtue of his previous employment as a managing director and the head of diversified financials with Keefe Bruyette and Woods, Inc. (“KBW”), one of the investment banking firms that participated in certain public offerings of the Company’s securities. During 2016, KBW received approximately $2.4 million in fees primarily in connection with its services as one of several Lead Book-Running Managers in the Company’s February 2016 offering of Series E Preferred Stock depositary shares and the Company’s March 2016 offering of Common Stock. KBW also received fees relating to the services it provided in connection with the Company’s sale of its equipment leasing specialty finance business in October 2016.

In each of these transactions, the engagement of KBW was approved by the Board with disclosure of Mr. Benett’s relationship and based upon the assessment that the terms of the engagement were fair, reasonable and customary for transactions of the type involved, and that the participation of KBW, an investment banking firm specializing in the financial services sector, was necessary, appropriate and in the best interests of the Company in order to achieve the desired objectives of the transactions. Mr. Benett did not participate in the deliberations regarding the engagement of KBW or as a member of any pricing committee in connection with the foregoing offerings. Nor did Mr. Benett personally work on any of these transactions as a

3 MacArthur Place ● Santa Ana, CA 92707 ● 949.236.5250 ● http://www.bancofcal.com/

Glass, Lewis & Co., LLC

May 29, 2017

KBW employee. As part of that independent review and approval, assurances were obtained that Mr. Benett would receive no direct personal or financial benefit due to the Company’s engagement of KBW, which the Company confirmed directly with KBW. Assurances were also obtained that, following the termination of his employment with KBW on August 31, 2016, Mr. Benett would not be entitled to receive compensation from KBW other than for certain transactions that were consummated after that date and which he originated or actively managed prior to that date (none involving the Company), which the Company confirmed directly with KBW.

It is the Company’s position that the nature of Mr. Benett’s status as an “affiliated” director arises solely as a result the Board’s determination that the Company’s interests were best served by reliance upon the specialized expertise and market presence of KBW in the financial services sector and not as a result of Mr. Benett’s incidental affiliation. As noted above, Mr. Benett did not personally work on any transaction involving the Company as a KBW employee and the Company confirmed directly with KBW that he would receive no direct personal or financial benefit as a result of the Company’s engagement of KBW. Moreover, it is the Company’s understanding that the amounts paid to KBW, a wholly owned subsidiary of Stifel Financial Corp. (“Stifel”), during 2016, 2015 and 2014 represented less than 1% of Stifel’s consolidated total revenues for those years, a level that may be deemed to be sufficiently “immaterial” under Glass Lewis’ 2017 U.S. Policy Guidelines to adequately moderate the concern about Mr. Benett’s “affiliated” status.1 Based upon the foregoing, we respectfully submit that the attributes of “affiliation” that might otherwise create concern as to the independence of a director are not applicable to Mr. Benett under these circumstances.

Further, the specific concern you expressed as to Mr. Benett’s status as an “affiliated” director related to his current membership on several of the Board’s most important committees, including the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee. In January 2017, following the resignation of the former Chairman and Chief Executive Officer of the Company and in connection with governance initiatives in which Mr. Benett assumed a primary leadership role in working directly with stockholders, activists, advisors and attorneys, the Board approved the reconstitution of the former Compensation, Nominating and Corporate Governance Committee (the “Former Committee”) into two separate committees (the newly created Compensation Committee and the Nominating and Corporate Governance Committee) for the purpose of separating the previously combined compensation and governance functions and appointing new leadership of the newly created committees by directors who had not previously served on the Former Committee.

As a result of the expanded number of committees, the reduced number of directors, and the limited number of incumbent candidates who could provide new leadership, as well as Mr. Benett’s qualification as an audit committee financial expert, the Board determined in January 2017 to appoint Mr. Benett to serve as Vice Chairman of each of the Audit Committee and the

[1]

According to its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, Stifel’s consolidated total revenues for 2016, 2015 and 2014 were $2.6 billion, $2.4 billion and $2.2 billion, respectively.

Glass, Lewis & Co., LLC

May 29, 2017

Enterprise Risk Committee, as a member of the Compensation Committee and as Chairman of the Nominating and Corporate Governance Committee. The committee appointments also reflected the Board’s reliance on the role that Mr. Benett performed in providing leadership in the significant governance initiatives that commenced in January 2017 and will culminate in the actions being taken by stockholders on the governance proposals at the Annual Meeting. In that regard, following Mr. Benett’s committee appointments, the Board added two new independent directors (Richard J. Lashley and W. Kirk Wycoff) and two incumbent directors retired or declined to stand for reelection. It is expected that, effective at the conclusion of the Annual Meeting, three additional directors (Bonnie G. Hill and Mary A. Curran, both of whom are independent, and Douglas H. Bowers, the Company’s recently appointed Chief Executive Officer) will begin service on the Board. The Board will then evaluate its committee structure, committee membership and committee leadership and intends to make appointments to reflect the changes that will have occurred in the size and composition of the Board. At that time the Board is expected to reevaluate the need for Mr. Benett to continue to serve on each of the committees to which he was previously appointed, appointments that occurred at a time when exigent circumstances existed, once the service of the newly appointed directors has commenced, the reconstitution of the Board has been completed and the governance proposals submitted for stockholder approval have been acted upon at the Annual Meeting.

We respectfully submit that any concerns regarding Mr. Benett’s status under Glass Lewis’ internal guidelines as an “affiliated” director serving on the several committees to which he was appointed under the exigent circumstances that previously existed should be outweighed by the governance objectives that the Board intended to achieve by making such appointments.

For the foregoing reasons, the Company respectfully requests your reconsideration of the “Withhold” recommendation as to Mr. Benett’s re-election as a member of the Board.

Very truly yours,

/s/ John Grosvenor
John Grosvenor
Executive Vice President and General Counsel